For information, contact:
Craig Dynes
Chief Financial Officer
617-866-6020
craig.dynes@pega.com

Pegasystems Reports $37.5 Million in Revenue and a Net Profit for First Quarter 2007

CAMBRIDGE, Mass., May 21, 2007 - Pegasystems Inc. (Nasdaq: PEGA) today announced its first quarter 2007 results. Total revenue for the quarter was $37.5 million, up 28% from the first quarter of 2006. License revenue increased $5.1 million, or 73%, from the first quarter of 2006. Professional services revenue increased $2.2 million, or 14%, from the first quarter of 2006 due to new license implementations.

Net income for the first quarter of 2007 was $1.0 million, compared to a net loss of $(0.9) million in the first quarter of 2006, reflecting the strong revenue performance in the current quarter. Total operating expenses in the first quarter of 2007 increased $4.3 million from the first quarter of 2006, driven primarily by continued investment in sales and professional services personnel to meet the demands of revenue growth. The Company generated $7.0 million in cash flow from operations during the first quarter of 2007, and ended the period with $132.8 million in cash and short-term investments.

The following table shows selected financial information for the three months ended March 31, 2007 and 2006:
Selected Financial Performance
	Three months ended March 31,
(In millions, except per share data and percentages)	2007	2006
Total Revenue	$37.5	$29.2
License Revenue	$12.1	$7.0
% of Total Revenue	32%	24%
Services Revenue	$25.4	$22.2
% of Total Revenue	68%	76%
Gross Profit	$21.9	$15.1
Loss From Operations	$(0.2)	$(2.8)
Net Income (Loss)	$1.0	$(0.9)
Earnings (Loss) per Share, Basic	$0.03	$(0.03)
Earnings (Loss) per Share, Diluted	$0.03	$(0.03)

Alan Trefler, Chairman and CEO, commented, "New customer signings and extensions of existing relationships resulted in a significant increase in revenues for the first quarter of this year over last year. A leading property and casualty insurer, top U.S. and UK banks, a leading UK government agency and a top 10 Fortune 500 company, among others, all signed as new customers this quarter while a significant number of our existing customers extended their relationships. We are looking forward to working closely with these customers to help them fully realize the benefits that a unified environment can bring and to capitalize on the competitive advantages of adopting a build for change approach."

Craig Dynes, CFO, commented, "This was an outstanding quarter as we generated $7 million in operating cash flow and increased revenue from Q4 to Q1. Since we now recognize revenue on term licenses as payments become due over the term, much of the revenue from these term licenses will benefit periods beyond 2007. We expect total revenue for 2007 to be in the range of $140 to $160 million depending on the mix of perpetual and term license signings throughout the rest of the year. We are committed to being the leader in the BPM market and will continue to invest in professional services and sales resources, as well as in R&D. Our level of investment will vary depending on our revenue results, and we expect to be profitable in 2007 even with this continued investment. We expect cash flow from operations to be approximately $20 million in 2007."

The Company filed its Quarterly Report on Form 10-Q for the first quarter of 2007 today (the "First Quarter 10-Q"). The deadline for this filing was May 15, 2007, as a result of the Company's filing of a Rule 12b-25 extension. As expected, the Company received a Staff Determination Letter from the Nasdaq Listing Qualifications Department on May 16, 2007, indicating Pegasystems was not in compliance with the filing requirement for continued listing as set forth in Marketplace Rule 4310(c)(14) due to the late First Quarter 10-Q filing. By filing the First Quarter 10-Q today, the Company has regained compliance with the Nasdaq listing requirements.

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Tuesday, May 22, 2007. Dial-in information is as follows: 866-575-6537 (domestic) or 913-312-1241 (international). To listen to the Webcast, please log onto http://www.pega.com at least 5 minutes prior to the event's broadcast, and click on the Webcast icon in the Investor Relations section. A replay of the teleconference will be available at http://www.pega.com in the Investor Relations section, Audio Archives link.

Forward-Looking Statements

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, our expected revenue, profitability and cash flow from operations in 2007. The words "anticipate", "continue," "expect," "will," and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, without limitation, variation in demand and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the level of software renewals, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships and management of the Company's growth. Further information regarding these and other factors which could cause the Company's actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company's Quarterly Report on Form 10-Q for the first quarter of 2007 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company's views as of May 21, 2007. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company's view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company's view as of any date subsequent to May 21, 2007.

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change(R).

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, life sciences, government and other markets drive growth and productivity.

Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands, except share-related data)
	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$ 24,218	$ 26,008
Short-term investments	108,546	101,750
Total cash and short-term investments	132,764	127,758

Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2007 and 2006 .	34,718	31,985
Short-term license installments	17,047	21,790
Other current assets	7,285	9,065

Total current assets	191,814	190,598

Long-term license installments, net of unearned interest income	13,742	17,458
Equipment and improvements, net of accumulated depreciation and amortization	2,884	2,453
Computer software for internal use, net of accumulated amortization	924	1,054
Long-term deferred tax assets and other assets	6,035	99
Goodwill	2,346	2,346

Total assets	$ 217,745	$ 214,008

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accrued payroll related expenses	$ 7,717	$ 11,770
Accounts payable and accrued expenses	12,266	14,474
Deferred revenue	20,971	17,062
Current portion of capital lease obligation	36	63

Total current liabilities	40,990	43,369

Long-term deferred income taxes	-	2,344
Income taxes payable and other long-term liabilities	11,165	2,137

Total liabilities	52,155	47,850

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value, 70,000,000 shares authorized; 35,367,873 and 35,308,978 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	354	353
Additional paid-in capital	118,824	118,027
Stock warrants	94	94
Retained earnings	45,018	46,549
Accumulated other comprehensive income (loss):
Net unrealized loss on investments available-for-sale	(214)	(343)
Foreign currency translation adjustments	1,514	1,478

Total stockholders' equity	165,590	166,158

Total liabilities and stockholders' equity	$ 217,745	$ 214,008

PEGASYSTEMS INC.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share amounts)

	Three months ended March 31,
	2007	2006
Revenue:
Software license	$ 12,084	$ 6,998
Services	25,405	22,201
Total revenue	37,489	29,199

Cost of revenue:
Cost of software license	-	31
Cost of services	15,564	14,087
Total cost of revenue	15,564	14,118

Gross profit	21,925	15,081

Operating expenses:
Research and development	6,185	5,402
Selling and marketing	11,769	9,810
General and administrative	4,215	2,637
Total operating expenses	22,169	17,849

Loss from operations	(244)	(2,768)

Installment receivable interest income	276	447
Other interest income, net	1,545	1,115
Other income (expense), net	(20)	245
Income (loss) before provision (benefit) for income taxes	1,557	(961)

Provision (benefit) for income taxes	537	(50)
Net income (loss)	$ 1,020	$ (911)

Earnings (loss) per share, basic and diluted	$0.03	$ (0.03)

Weighted average number of common shares outstanding, basic	35,349	35,572
Weighted average number of common shares outstanding, diluted	37,614	35,572

PEGASYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in thousands)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities:
Net income (loss) ......	$ 1,020	$ (911)
Adjustment to reconcile net income to cash flows from operating activities:
Stock option income tax benefits	-	(42)
Deferred income taxes	(259)	(351)
Depreciation, amortization, and other non cash items	553	611
Stock-based compensation expense	396	263
Change in operating assets and liabilities:
Trade accounts receivable and license installments	5,726	1,289
Other current assets	1,754	534
Accounts payable and accrued expenses	(6,695)	(2,575)
Deferred revenue	3,909	3,988
Other long-term assets and liabilities	588	313

Cash flows from operating activities	6,992	3,119

Cash flows from investing activities:
Purchase of investments	(25,189)	(21,608)
Maturing and called investments	17,820	14,900
Investment in software, equipment and improvements	(774)	(806)

Cash flows from investing activities	(8,143)	(7,514)

Cash flows from financing activities:
Payments under capital lease obligation	(27)	(25)
Exercise of stock options	401	351
Tax benefit from vested stock options	-	42
Dividend payments to stockholders	(1,059)	-
Repurchase of common stock	-	(311)

Cash flows from financing activities	(685)	57

Effect of exchange rate on cash and cash equivalents	46	40

Net decrease in cash and cash equivalents	(1,790)	(4,298)

Cash and cash equivalents, beginning of period	26,008	21,314
Cash and cash equivalents, end of period	$ 24,218	$ 17,016

Supplemental disclosures of cash flow information:
Cash paid during the year to date period for:
Interest Interest	$ 1	$ 3
Income taxes	$ 276	$ 150
Non-cash financing activity:
Dividends payable Interest	$ 1,061	$ -

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